EXHIBIT 12.1

TranSwitch Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,
(amounts in thousands)	2006	2005	2004	2003	2002
Loss before income taxes, extraordinary loss and cumulative effect of adoption of and change in accounting principles	$(10,742)	$(23,445)	$(44,158)	$(37,446)	$(95,890)
Equity in net losses of equity method investees	—	—	—	1,933	3,405

Loss before equity in net losses of equity method investees, income taxes, extraordinary loss and cumulative effect of adoption of and change in accounting principles	(10,742)	(23,445)	(44,158)	(35,513)	(92,485)

Plus fixed charges:
Interest expense	2,047	4,623	6,103	6,945	7,254
Amortization of costs related to indebtedness	2,308	5,521	6,792	1,171	1,095
Estimated interest factor in rent expense (1)	482	391	455	443	576

Total Fixed Charges	4,837	10,535	13,350	8,559	8,925

Adjusted loss	(5,905)	(12,910)	(30,808)	(26,954)	(83,560)
Fixed charges	4,837	10,535	13,350	8,559	8,925
Deficiency in earnings to cover fixed charges	$(10,742)	$(23,445)	$(44,158)	$(35,513)	$(92,485)

Ratio of earnings to fixed charges	*	*	*	*	*

*	Calculation not meaningful as ratio is less than 1.

(1)	The interest factor in rent expense is estimated as one-third of rental expense.

	Six Months Ended June 30,
(amounts in thousands)	2007	2006
Loss before income taxes, extraordinary loss and cumulative effect of adoption of and change in accounting principles	$(9,437)	$(6,767)
Equity in net losses of equity method investees	—	—

Loss before equity in net losses of equity method investees, income taxes, extraordinary loss and cumulative effect of adoption of and change in accounting principles	(9,437)	(6,767)

Plus fixed charges:
Interest expense	973	1,095
Amortization of costs related to indebtedness	1,067	1,241
Estimated interest factor in rent expense (1)	228	227

Total Fixed Charges	2,268	2,563

Adjusted loss	(7,169)	(4,204)
Fixed charges	2,268	2,563
Deficiency in earnings to cover fixed charges	$(9,437)	$(6,767)

Ratio of earnings to fixed charges	*	*

*	Calculation not meaningful as ratio is less than 1.
(1)	The interest factor in rent expense is estimated as one-third of rental expense.